Exhibit 99.2

                        [FinishMaster, Inc. Letterhead]


          FINISHMASTER BOARD NOMINATES PETER L. FRECHETTE AS DIRECTOR;
                      EMPHASIS PLACED ON OUTSIDE EXPERTISE


     GRAND RAPIDS, Mich. (August 9) - Peter L.Frechette, Chairman, President and Chief Executive Officer of Patterson Dental Company, has agreed to have his name placed in nomination for election to serve as an independent non-employee director of FinishMaster, the Grand Rapids-based automotive paints and accessories distributor, according to Andre B. Lacy, FinishMaster Chairman and Chief Executive Officer.

     Lacy also announced the resignation of James White from the FinishMaster board.

     "All of FinishMaster is pleased that Peter Frechette has accepted its offer of nomination," said Thomas Young, FinishMaster President and Chief Operating Officer. "Peter Frechette has a long-standing track record of business success and would bring an outside perspective to our board that is invaluable in today's highly-competitive automotive paints and accessories market."

     "As a part of FinishMaster's strategic growth plan, we will continue to seek additional independent directors with a variety of business backgrounds," Lacy said. "Individuals such as Peter Frechette can play a key role as FinishMaster continues its strategy of growth through acquisitions, as well as increased efficiencies and productivity in existing operations."

     Frechette has been President of Patterson Dental, based in St. Paul, MN, since 1982 and has been Chief Executive Officer and Chairman since 1985. Prior to joining Patterson, he was employed by American Hospital Supply Corporation for 18 years, the last seven of which he served as President of its Scientific Products Division. He holds a B.S. in Economics from the University of Wisconsin and an MBA from Northwestern University.

     Frechette's nomination to the FinishMaster (NASDAQ: FMST) board will be voted upon at the annual shareholder's meeting, scheduled for September 18, 1996, 10 a.m., at the Crowne Plaza Hotel in Grand Rapids.